Exhibit 10.67

July 11, 2022

Dear Sriram:

I am pleased to offer you the position of FedEx Corporation EVP - Chief Transformation Officer & CEO Dataworks. This job change is effective August 1, 2022, pending approval by the FedEx Corporate Board of Directors (BOD). Your new annual salary will be $600,000 or $50,000 per month.

You will receive a promotional bonus of $75,000, payable in two installments. The first installment will be paid following your effective date and the second will be paid in one year.

A comparison of your current and new compensation elements is shown below for reference. Restricted stock awards include the value of the tax payment.

	Base Salary	AIC	LTl[1]	Stock Options[2]	Restricted Stock[2]	Total
Sriram FY22 CEO DW	$340,376	50%	$330,000	$245,000	$270,000	$1,355,564
Sriram: EVP & Chief Transformation Officer/CEO Dataworks	$600,000	100%	$1,500,000	$850,000	$1,100,000	$4,650,000

[1]	LTI plans will be prorated; the first plan at the full $1,500,000 target will be the FY23 - FY25 plan.
[2]	Promotional stock awards will be requested at the July meeting.

In addition to the elements in the table above, you will receive four special restricted stock grants, each pending approval of the Compensation and Human Resources Committee:

Timing of grant request	Target Value of Grant; Inclusive of Tax Payment
July 2022*	$400,000
July 2023	$400,000
July 2024	$400,000
July 2025	$400,000

This is inclusive of the special restricted stock grant you received in June 2022 (approximate value of $250k).

OFFER LETTER — CORPORATE EVP

July 11, 2022

As an EVP at FedEx Corporation, you will be subject to our stock ownership goals. The FedEx Board of Directors believes that significant stock ownership by members of senior management further aligns their interests with the interests of our shareholders. Accordingly, the Board has established a goal that, within five years after being appointed to your current position, you own FedEx shares valued at not less than three times your annual base salary.

For purposes of meeting this goal, unvested restricted stock is counted, but unexercised stock options are not. Until the goal is met, you should consider retaining (but are not required to retain) “net profit shares” resulting from the exercise of stock options granted under the Company’s equity compensation plans. Net profit shares are the shares remaining after the payment of the option exercise price and taxes owed upon the exercise of options.

You will continue to receive FedEx benefits, including the FedEx tax return preparation program, which will cover the costs to have your income tax returns prepared, signed and filed by an independent tax return preparer as required by FedEx.

Please indicate your acceptance of this offer by signing the original letter as indicated below and returning it to me as soon as possible. Enclosed is a copy of this letter for your personal records.

If you have any questions, please feel free to contact me.

Sincerely,	Accepted:

/s/ Raj Subramaniam	/s/ Sriram Krishnasamy
Sriram Krishnasamy

Raj Subramaniam
President & CEO
FedEx Corporation